Exhibit 99.1

WaveDancer Announces $1.875 million Equity Financing

Proceeds to Provide Working Capital for Mid-Term Growth Efforts

FAIRFAX, VA, August 16, 2022 – WaveDancer (NASDAQ: WAVD) announced today that it sold approximately 1,562,500 shares of its common stock at a price of $1.20 per share, in a private investment in public equity (PIPE) financing.

The Company estimates net proceeds from the PIPE will be approximately $1.875 million, after deducting attorney’s fees and other expenses. No commissions were paid in connection with this financing, which was led by the Company’s Chairman and CEO, Mr. Jamie Benoit, with participation from existing investors, Company executives, and members of the WaveDancer Board of Directors.

“We originally planned to raise this capital as part of our intended acquisition of Knowmadics but given the substantial change in market conditions since 2021, closing on the negotiated terms was impossible. Raising funds through this PIPE saves us time and money and allows us to act quickly. We’re thrilled with the response we received from members of the management team and our Board of Directors, underscoring the collective belief we have in the potential of WaveDancer. This capital will assist us with mid-term growth opportunities to achieve profitability, particularly within our professional services division,” stated WaveDancer CEO, Jamie Benoit.

“We are likewise in the process of evaluating acquisition opportunities that will be immediately accretive,” Mr. Benoit added. “We understand that in today’s environment, profitability must accompany growth and we are refocusing our strategic efforts to meet the market’s expectations. I continue to be extremely excited about our future and our ability to be very disruptive in the blockchain and zero trust markets.”

About WaveDancer

WaveDancer (www.wavedancer.com), headquartered in Fairfax, Virginia, is a provider of zero trust software solutions, specializing in secure blockchain supply chain management (SCM), asset tracking, and security. Initially developed to secure a complex international supply chain for a global U.S. Government (USG) national security organization, the technology has matured to address multiple operational capabilities. Customers are using the WaveDancer platform to gain unprecedented levels of accountability, auditability, and predictability from their data, while giving insights to their partners and suppliers through a controlled, distributed ledger that is immutable and can be trusted by all parties. The sophisticated blockchain technology is now available to the entirety of the USG through GovCloud.

Additional information for investors

This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2021 and in other filings with the Securities and Exchange Commission.

For additional information contact:

Jeremy Hellman, CFA

Vice President

The Equity Group

(212) 836-9626

jhellman@equityny.com